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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and the related Prospectus of IDT Corporation ("the Company") for the registration of $100,000,000 8 3/4% Senior Notes due 2006 and to the incorporation by reference therein of our report dated April 28, 1998, with respect to the financial statements of InterExchange, Inc. and Combined Affiliates as of December 31, 1997, 1996, and 1995, and for three years then ended, which is included in the Form 8-K/A filed by the Company on May 26, 1998.

                                          /s/ Amper, Politziner & Mattia P.A.
                                          --------------------------------------
                                          Amper, Politziner & Mattia P.A.

June 8, 1998
Edison, New Jersey